Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Select Tax-Free Income Portfolio 3
33-48420
811-6693

The annual meeting of shareholders was held on July 29, 2008, at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL 60675;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to August 29, 2008.

Voting results are as follows:

<c>To approve the elimination of the Funds
fundamental policies relating to investments in municipal securities and below investment grade securities.


   For
              6,075,001
   Against
                 485,202
   Abstain
                 222,777
   Broker Non-Votes
              1,988,056
      Total
              8,771,036


To approve the new fundamental policy relating to investments in municipal securities for the Fund.



              6,142,176

                 418,448

                 222,356

              1,988,056

              8,771,036


To approve the elimination of the fundamental policy relating to investing in other investment companies.



              6,090,055

                 468,218

                 224,707

              1,988,056

              8,771,036


To approve the elimination of the Funds fundamental policies relating to derivatives and short sales.



              6,032,480

                 491,349

                 359,151

              1,988,056

              8,871,036


To approve the new fundamental policy for the Fund relating to commodities.



              6,041,110

                 472,879

                 268,991

              1,988,056

              8,771,036


Proxy materials are herein incorporated by reference to the SEC filing on June 30, 2008, under Conformed Submission Type DEF 14A, accession number 0000950137-08- 008998.